                                                                    Exhibit 10.5

                                CREDIT AGREEMENT

                                      among

                            BAKER HUGHES INCORPORATED

                                  as Borrower,

                                       AND

                         THE LENDERS IDENTIFIED HEREIN,

                                       AND

                              BANK OF AMERICA, N.A.

                            as Administrative Agent,

                                     [BANK]

                                   [BANK] AND

                                     [BANK],

                             as Syndication Agents,

                                     [BANK],

                             as Documentation Agent,

                                       and

                                     [BANK],
                                as Managing Agent

                            DATED AS OF JULY 7, 2003

                         BANC OF AMERICA SECURITIES LLC,
                   As Sole Lead Arranger and Sole Book Manager

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS ............................................................      1
            1.01        Definitions ....................................................................      1
            1.02        Interpretive Provisions ........................................................     17
            1.03        Accounting Terms/Calculation of Financial Covenants ............................     17
            1.04        Time ...........................................................................     18
            1.05        References to Agreements and Requirement of Laws ...............................     18

ARTICLE II  COMMITMENTS AND LOANS ......................................................................     18
            2.01        Loans ..........................................................................     18
            2.02        Method of Borrowing for Loans ..................................................     19
            2.03        Funding of Loans ...............................................................     19
            2.04        Letters of Credit ..............................................................     19
            2.05        Continuations and Conversions ..................................................     27
            2.06        Minimum Amounts ................................................................     28
            2.07        Notes ..........................................................................     28
            2.08        Reduction of Committed Amount ..................................................     28

ARTICLE III  PAYMENTS ..................................................................................     29
            3.01        Interest .......................................................................     29
            3.02        Prepayments ....................................................................     29
            3.03        Payment in full at Maturity ....................................................     30
            3.04        Fees ...........................................................................     30
            3.05        Payments Generally .............................................................     31
            3.06        Computations of Interest and Fees ..............................................     33
            3.07        Evidence of Debt ...............................................................     33
            3.08        Pro Rata Treatment .............................................................     34
            3.09        Sharing of Payments ............................................................     34

ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY .....................................................     35
            4.01        Taxes ..........................................................................     35
            4.02        Illegality. ....................................................................     38
            4.03        Inability to Determine Eurodollar Rate .........................................     38
            4.04        Increased Cost and Reduced Return; Capital Adequacy ............................     38
            4.05        Funding Losses .................................................................     39
            4.06        Requests for Compensation ......................................................     39
            4.07        Survival .......................................................................     40

ARTICLE V  CONDITIONS PRECEDENT ........................................................................     40
            5.01        Closing Conditions .............................................................     40
            5.02        Conditions to Loans ............................................................     42

ARTICLE VI  REPRESENTATIONS AND WARRANTIES .............................................................     43
            6.01        Organization and Good Standing .................................................     43

            6.02        Due Authorization ..............................................................     43
            6.03        No Conflicts ...................................................................     43
            6.04        Consents .......................................................................     43
            6.05        Enforceable Obligations ........................................................     44
            6.06        Financial Condition ............................................................     44
            6.07        No Material Acquisition or Disposition .........................................     44
            6.08        No Default .....................................................................     44
            6.09        Litigation .....................................................................     44
            6.10        Taxes ..........................................................................     44
            6.11        Compliance with Law ............................................................     45
            6.12        ERISA ..........................................................................     45
            6.13        Use of Proceeds; Margin Stock ..................................................     46
            6.14        Government Regulation ..........................................................     46
            6.15        Solvency .......................................................................     46
            6.16        Disclosure .....................................................................     46
            6.17        Environmental Matters ..........................................................     47
            6.18        Tax Shelter Regulations ........................................................     47
            6.19        Insurance ......................................................................     47
            6.20        Intellectual Property; Licenses, Etc ...........................................     47

ARTICLE VII  AFFIRMATIVE COVENANTS .....................................................................     48
            7.01        Information Covenants ..........................................................     48
            7.02        Funded Indebtedness-to-Capitalization ..........................................     50
            7.03        Preservation of Existence and Franchises .......................................     50
            7.04        Books and Records ..............................................................     50
            7.05        Compliance with Law ............................................................     50
            7.06        Payment of Taxes and Other Indebtedness ........................................     51
            7.07        Insurance ......................................................................     51
            7.08        Performance of Obligations .....................................................     51
            7.09        Use of Proceeds ................................................................     51
            7.10        Audits/Inspections .............................................................     51

ARTICLE VIII  NEGATIVE COVENANTS .......................................................................     52
            8.01        Nature of Business .............................................................     52
            8.02        Consolidation and Merger .......................................................     52
            8.03        Sale or Lease of Assets ........................................................     52
            8.04        Affiliate Transactions .........................................................     52
            8.05        Liens ..........................................................................     53
            8.06        Burdensome Agreements ..........................................................     54
            8.07        Subsidiary Indebtedness ........................................................     54

ARTICLE IX  EVENTS OF DEFAULT ..........................................................................     55
            9.01        Events of Default ..............................................................     55
            9.02        Acceleration; Remedies .........................................................     57
            9.03        Allocation of Payments After Event of Default ..................................     58

ARTICLE X  AGENCY PROVISIONS ...........................................................................     59

            10.01       Appointment and Authorization of the Administrative Agent ......................     59
            10.02       Delegation of Duties ...........................................................     60
            10.03       Liability of Agents ............................................................     60
            10.04       Reliance by Administrative Agent ...............................................     61
            10.05       Notice of Default ..............................................................     61
            10.06       Credit Decision; Disclosure of Information by the Administrative Agent .........     61
            10.07       Indemnification of the Administrative Agent ....................................     62
            10.08       Administrative Agent in its Individual Capacity ................................     63
            10.09       Successor Agent ................................................................     63
            10.10       Administrative Agent May File Proofs of Claim ..................................     64
            10.11       Other Agents, Arrangers and Managers ...........................................     64

ARTICLE XI  MISCELLANEOUS ..............................................................................     65
            11.01       Notices and Other Communications; Facsimile Copies .............................     65
            11.02       Right of Set-Off ...............................................................     66
            11.03       Benefit of Agreement ...........................................................     66
            11.04       No Waiver; Remedies Cumulative .................................................     69
            11.05       Attorney Costs, Expenses, Taxes and Indemnification by Borrower ................     70
            11.06       Amendments, Waivers and Consents ...............................................     71
            11.07       Counterparts ...................................................................     72
            11.08       Survival of Indemnification and Representations and Warranties .................     72
            11.09       Governing Law; Venue ...........................................................     73
            11.10       Waiver of Jury Trial; Waiver of Consequential and Punitive Damages .............     73
            11.11       Severability ...................................................................     74
            11.12       Further Assurances .............................................................     74
            11.13       Entirety .......................................................................     74
            11.14       Binding Effect; Continuing Agreement ...........................................     74
            11.15       Confidentiality ................................................................     74
            11.16       ENTIRE AGREEMENT ...............................................................     75


EXHIBITS

Exhibit 2.02            Form of Notice of Borrowing
Exhibit 2.05            Form of Notice of Continuation/Conversion
Exhibit 2.07            Form of Note
Exhibit 7.01(c)         Form of Officer's Certificate
Exhibit 11.03(b)        Form of Assignment and Assumption

SCHEDULES

Schedule 1.01(a)        Commitments/Pro Rata Shares
Schedule 1.01(b)        Existing Credit Agreements
Schedule 1.01(c)        Significant Subsidiaries
Schedule 8.07           Subsidiary Indebtedness
Schedule 11.01          Notice Information

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (this "Credit Agreement"), dated as of July 7, 2003, is entered into among BAKER HUGHES INCORPORATED, a Delaware corporation (the "Borrower"), the Lenders (as defined below), [BANK], [BANK] and [BANK], as Syndication Agents, [BANK], as Documentation Agent, [BANK], as Managing Agent and [BANK], as Administrative Agent for the Lenders (the "Administrative Agent").

                                    RECITALS

      WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility in an aggregate amount up to $500 million; and

      WHEREAS, the Lenders have agreed to provide the requested $500 million revolving credit facility upon and subject to the terms and conditions set forth herein.

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

      1.01 DEFINITIONS.

      As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

            "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

            "Administrative Agent" means Bank of America or any successor administrative agent appointed pursuant to Section 10.09.

            "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

            "Administrative Fees" has the meaning set forth in Section 3.04(e).

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" of any Person means (a) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or
      (b) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

            "Applicable Percentage" means the appropriate applicable percentages for Eurodollar Rate Loans, Letters of Credit, Commitment Fees and Utilization Fees, in each case, corresponding to the Debt Rating of the Borrower in effect from time to time as described below:

                                                                APPLICABLE
                                                              PERCENTAGE FOR      APPLICABLE        APPLICABLE
                                                              EURODOLLAR RATE    PERCENTAGE FOR   PERCENTAGE FOR
                                                                 LOANS AND        COMMITMENT        UTILIZATION
  PRICING LEVEL              DEBT RATING                     LETTERS OF CREDIT       FEES               FEES
  -------------              -----------                     -----------------       ----               ----
        I          > or =  A from S&P/                              0.40%             0.10%             0.10%
                   > or =  A2 from Moody's

       II          > or = A- from S&P/                              0.50%            0.125%            0.125%
                   > or = A3 from Moody's

       III         > or = BBB+ but < A- from S&P/                   0.75%             0.15%            0.125%
                   > or = Baa1 but < A3 from Moody's

       IV          > BBB- but < BBB+ from S&P/                      0.875%            0.20%             0.25%
                   > Baa3 but < Baa1 from Moody's

        V          < or = BBB- from S&P                             1.25%             0.25%             0.50%
                   or not rated by S&P/
                   < or = Baa3 from Moody's
                   or not rated by Moody's

            The Applicable Percentage for Eurodollar Loans, Letters of Credit, Commitment Fees and Utilization Fees shall be determined and adjusted on the date (each a "Calculation Date") one Business Day after the date on which the Borrower's Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above. If at any time there is a split in the Borrower's Debt Ratings between S&P and Moody's, the Applicable Percentages shall be determined by the higher of the two Debt Ratings (i.e., the lower pricing); provided that if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level higher than the lower rating. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable

      Percentage shall be applicable to all existing Eurodollar Loans as well as any new Eurodollar Loans made.

            "Approved Fund" means any Fund that is administered or managed by
      (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            "Arranger" means Banc of America Securities LLC, together with its successors and/or assigns.

            "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit 11.03(b).

            "Attorney Costs" means all reasonable fees, expenses and disbursements of any law firm or other external counsel.

            "Bank of America" means Bank of America, N.A. and its successors.

            "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            "Base Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its "prime rate." The "prime rate" is a rate set by the Administrative Agent based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

            "Borrower" has the meaning set forth in the preamble hereof.

            "Borrower Obligations" means, without duplication, all of the obligations of the Borrower to the Lenders, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

            "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

            "Business Day" means any day other than a Saturday, a Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in New York, New York or the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Loans, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

            "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

            "Capital Stock" means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing Person, including, in each case, all warrants, rights or options to purchase any of the foregoing.

            "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term (i.e., "Cash Collateral" etc.) have corresponding meanings.

            "Change of Control" means, with respect to any Person, an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in
            Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

            "Closing Date" means the date hereof.

            "Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended, modified, replaced or succeeded from time to time.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to (a) make its Pro Rata Share of Loans to the Borrower and
      (b) purchase participations in L/C Obligations, in an aggregate amount up to the amount set forth in Schedule 1.01(a), as it may be adjusted from time to time pursuant to assignment in accordance with Section 11.03(b) or a reduction in the Committed Amount pursuant to Section 2.08 and "Commitments" means the aggregate of each such Commitment.

            "Committed Amount" means FIVE HUNDRED MILLION DOLLARS
      ($500,000,000), as such amount may be otherwise reduced in accordance with
      Section 2.08.

            "Commitment Fees" has the meaning set forth in Section 3.04(a).

            "Contingent Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Contingent Obligation is made.

            "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

            "Credit Agreement" has the meaning set forth in the Preamble hereof.

            "Credit Documents" means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

            "Credit Exposure" has the meaning set forth in the definition of "Required Lenders."

            "Debt Rating" means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower from S&P and Moody's.

            "Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Default Rate" means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).

            "Defaulting Lender" means, at any time, any Lender that, (a) has failed to make a Loan or purchase or fund a Participation Interest (but only for so long as such Loan is not made or such Participation Interest is not purchased or funded or is the subject of a good faith dispute), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid or is the subject of a good faith dispute) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

            "Dollars" and "$" means dollars in lawful currency of the United States of America.

            "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower's consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower and
      (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.

                  "Environmental Laws" means any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to Sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

                  "Eurodollar Loan" means a Loan bearing interest at the Adjusted Eurodollar Rate.

                  "Eurodollar Base Rate" means, for any Interest Period:

                           (a) the rate per annum equal to the rate determined
                  by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

                           (b) if the rate referenced in the preceding clause
                  (a) does not appear on
                  such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

                           (c) if the rates referenced in the preceding clauses
                  (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "Eurodollar Rate" means, with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

                        "Eurodollar Rate"  =         Eurodollar Base Rate
                                               ---------------------------------
                                               1 - Eurodollar Reserve Percentage

                  "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Administrative Agent under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Event of Default" has the meaning specified in Section 9.01.

                  "Existing Credit Agreements" means those credit agreements set forth on Schedule 1.01(b) hereto.

                  "Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

                  "Fee Letter" means that certain letter agreement, dated as of May 13, 2003, among the Borrower, Bank of America and the Arranger, as amended, modified, supplemented or restated from time to time.

                  "Financial Officer" means any of the chief financial officer, the treasurer or the controller of the Borrower.

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Funded Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all Contingent Obligations of such Person with respect to Funded Indebtedness of another Person, (d) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause
         (d) to any third-party indemnification, and (e) all obligations of such Person with respect to Redeemable Preferred Stock. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated. For the avoidance of doubt, Funded Indebtedness shall exclude any actual fair value adjustment arising from any interest rate swap transactions entered into in the ordinary course of business and not for investment or speculative purposes.

                  "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                  "Government Acts" has the meaning set forth in Section 2.04(j)(i).

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Granting Lender" has the meaning specified in Section
         11.03(g).

                  "Honor Date" has the meaning set forth in Section 2.04(c)(i).

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Contingent Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and
         (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause (g) to any third-party indemnification, (h) all obligations of such Person with respect to Redeemable Preferred Stock, (i) the Swap Termination Value (including both debit and credit values) in respect of any Swap Contract of such Person and (j) the maximum amount of all bid, performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

                  "Indemnified Liabilities" has the meaning set forth in Section 11.05(b).

                  "Indemnitees" has the meaning set forth in Section 11.05(b).

                  "Interest Payment Date" means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

                  "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however,
         (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                  "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

                  "L/C Borrowing" means an extension of credit to the Borrower resulting from a drawing under any Letter of Credit, which extension of credit has not been reimbursed on the date when made or refinanced as a Borrowing.

                  "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

                  "L/C Issuers" means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, (b) JPMorgan Chase Bank in its capacity as issuer of Letters of Credit hereunder, (c) ABN AMRO Bank N.V. in its capacity as issuer of Letters of Credit hereunder, (d) The Bank of New York in its capacity as issuer of Letters of Credit hereunder or (e) any successor issuer of Letters of Credit hereunder, and "L/C Issuer" means any one of them.

                  "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all L/C Borrowings.

                  "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

                  "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

                  "Letter of Credit" means any letter of credit issued hereunder.

                  "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

                  "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

                  "Letter of Credit Sublimit" means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Committed Amount.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

                  "Margin Stock" shall have the meaning given such term in Regulation U.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

                  "Material Subsidiary" means any Subsidiary of the Borrower (a) with a net book value in excess of $100,000,000, calculated as of the end of the most recent fiscal quarter or (b) whose revenues for the immediately preceding twelve month period exceeded $100,000,000.

                  "Maturity Date" means July 7, 2006.

                  "Moody's" means Moody's Investors Service, Inc. and its successors.

                  "Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

                  "Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

                  "Net Worth" means, as of any date, all of the shareholders' equity or net worth (excluding, for the avoidance of doubt, Redeemable Preferred Stock) of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP

                  "Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans and substantially in the form of Exhibit 2.07, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

                  "Notice of Borrowing" means a request by the Borrower for a Loan in the form of Exhibit 2.02.

                  "Notice of Continuation/Conversion" means a request by the Borrower for the continuation or conversion of a Loan in the form of
         Exhibit 2.05.

                  "Other Taxes" has the meaning set forth in Section 4.01(b).

                  "Participation Interest" means (a) the purchase by a Lender of a participation in Loans as provided in Section 3.09 or (b) the purchase by a Lender of a participation in Letters of Credit or L/C Obligations as provided in Section 2.04

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

                  "Person" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" any employee benefit plan (as defined in Section 3(3) of ERISA) which is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time to make Loans to the Borrower pursuant to Sections 2.01 hereof and the denominator of which is the amount of the Committed Amount at such time; provided that if the Commitments have been terminated pursuant to Section 9.02 or otherwise, then such Pro Rata Share of each such Lender shall be determined based on such Lender's percentage ownership of the principal amount of outstanding Loans plus its Participation Interest in the outstanding principal amount of L/C Obligations. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

                  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (a) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (b) redeemable at the option of the holder thereof.

                  "Regulation D, U, or X" means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and any successor to all or a portion thereof.

                  "Reportable Event" means a "reportable event" as defined in
         Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

                  "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Committed Amount multiplied by the Committed Amount and (ii) at any time after the termination of the Commitments, the principal balance of the outstanding Loans and Participation Interests of such Lender.

                  "Requirement of Law" means, with respect to any Person, the organizational documents of such Person and any law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents.

                  "Responsible Officer" means the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, the Controller, or the Assistant Treasurer of the Borrower.

                  "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

                  "SEC" means the Securities and Exchange Commission or any successor thereto.

                  "Significant Subsidiary" shall mean a Subsidiary of the Borrower (a) with total assets (excluding intercompany advance receivables) that are in excess of ten percent (10%) of Total Assets or
         (b) whose revenues for the immediately preceding twelve month period exceeded five percent (5%) of Total Consolidated Revenue, in each case calculated as of the end of the most recent fiscal quarter. The Significant Subsidiaries as of the Closing Date are set forth on
         Schedule 1.01(c) hereto.

                  "Single Employer Plan" means any Plan which is covered by Title IV of ERISA and adopted solely by the Borrower, by an ERISA Affiliate or by a group consisting of the Borrower and one or more ERISA Affiliates.

                  "Solvent" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the book value of the assets of such Person as set forth on such Person's balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SPC" has the meaning set forth in Section 11.03(g).

                  "Subsidiary" means, as to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity more than 50% of whose Voting Stock (irrespective of whether or not at the time, any such Voting Stock shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries.

                  "Swap Contract" means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

                  "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) (including both debit and credit values) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) (including both debit and credit values) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

                  "Taxes" has the meaning set forth in Section 4.01.

                  "Termination Event" means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or the termination of a Multiemployer Plan.

                  "Total Assets" means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.

                  "Total Capitalization" means the sum of (a) Net Worth plus (b) all Funded Indebtedness of the Borrower and its Subsidiaries.

                  "Total Consolidated Revenue" shall mean consolidated revenue of the Borrower and its Subsidiaries as of the end of a fiscal quarter for the immediately prior four quarter period.

                  "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Loan.

                  "Unreimbursed Amount" has the meaning set forth in Section 2.04(c)(i).

                  "Unused Commitment" means, for any day from the Closing Date to the Maturity Date, the amount by which the then Committed Amount on such day exceeds the aggregate principal amount of all Loans outstanding plus the aggregate L/C Obligations outstanding on such day.

                  "Utilization Fees" has the meaning set forth in Section
         3.04(b).

                  "Utilized Committed Amount" means the amount equal to the aggregate principal amount of Loans outstanding plus the aggregate L/C Obligations outstanding.

                  "Voting Stock" means (a) with respect to a corporation, all classes of the Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors and (b) with respect to a partnership, association, joint venture, limited liability company, real estate investment or other trust or other entity, all Capital Stock of such entity entitled to exercise voting power or management control.

         1.02 INTERPRETIVE PROVISIONS.

         (a) For purposes of computation of periods of time hereunder, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

         (b) References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

         (c) The term "including" is by way of example and not limitation.

         (d) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (e) The headings of the Sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         1.03 ACCOUNTING TERMS/CALCULATION OF FINANCIAL COVENANTS.

         (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01 (or, prior to the delivery of the first financial statements pursuant to Section 7.01, consistent with the financial statements described in Section 5.01(d)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in

GAAP or the rules promulgated with respect thereto or (ii) the Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

         (b) All financial covenant ratios shall be calculated by carrying the result to one more place than the number of places by which such ratio is expressed and rounding the result up or down to the nearest number (and rounding up if there is no nearest number).

         1.04 TIME.

         All references to time herein shall be references to Central Standard Time or Central Daylight Time, as then in effect, unless specified otherwise.

         1.05 REFERENCES TO AGREEMENTS AND REQUIREMENT OF LAWS.

         Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

                                   ARTICLE II

                              COMMITMENTS AND LOANS

         2.01 LOANS.

         Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a "Loan" and collectively the "Loans"), in Dollars, to the Borrower, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided, however, that after giving effect to any Borrowing (i) the sum of the aggregate principal amount of outstanding Loans plus the aggregate amount of outstanding L/C Obligations shall not exceed the Committed Amount and
(ii) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Loans of such Lender plus such Lender's Pro Rata Share of all outstanding L/C Obligations shall not exceed such Lender's Pro Rata Share of the Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Loans. Loans may be Base Rate Loans or Eurodollar Loans, as the Borrower may elect, subject to the terms set forth below.

         2.02 METHOD OF BORROWING FOR LOANS.

         By no later than 10:00 a.m. (a) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (b) three Business Days prior to the date of the requested Borrowing of Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.02 to the Administrative Agent setting forth (i) the amount requested, (ii) the date of the requested Borrowing, (iii) the Type of Loan, (iv) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (v) certification that the Borrower has complied in all respects with Section 5.02. If the Borrower shall fail to specify (A) an Interest Period, in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (B) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan. All Loans made on the Closing Date shall be Base Rate Loans. Thereafter, all or any portion of the Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.05.

         2.03 FUNDING OF LOANS.

         Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Pro Rata Share of the requested Loans available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent's Office not later than 12:00 noon on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5.02, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent either by (a) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrower as provided above.

         2.04 LETTERS OF CREDIT.

         (a) The Letter of Credit Commitment.

                  (i) Subject to the terms and conditions set forth herein and other terms and conditions that an L/C Issuer may reasonably require,
         (A) the L/C Issuers agree, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and
         (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the sum of the aggregate principal amount of outstanding Loans plus the aggregate principal amount of L/C Obligations would exceed the Committed Amount, (y) the sum of the aggregate principal amount of the outstanding Loans of any Lender, plus the aggregate principal amount of outstanding L/C Obligations of such Lender, would exceed such Lender's Commitment, or (z) the aggregate amount of all outstanding L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

                  (ii) No L/C Issuer shall issue any Letter of Credit if:

                           (A) any order, judgment or decree of any Governmental
                  Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

                           (B) subject to Section 2.04(b)(iii), the expiry date
                  of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                           (C) the expiry date of such requested Letter of
                  Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                           (D) the issuance of such Letter of Credit would
                  violate one or more policies of the applicable L/C Issuer; or

                           (E) such Letter of Credit is in an initial amount
                  less than $100,000, or is to be used for a purpose other than as permitted by Section 7.09 or denominated in a currency other than Dollars.

                  (iii) No L/C Issuer shall amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, such L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Within twenty-four (24) hours of receipt of the copy of the Letter of Credit Application, the Administrative Agent will deliver to the applicable L/C Issuer confirmation that the requested issuance or amendment is permitted in accordance with the terms hereof, and upon receipt by such L/C Issuer of confirmation from the Administrative Agent, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

                  (iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period

         (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

                  (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (c) Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any presentment of a drawing request under any Letter of Credit, the applicable L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Provided the Borrower has received notice of the presentment of a drawing request by 9:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), then not later than 10:00 a.m. on such Honor Date, the Borrower shall reimburse such L/C Issuer by payment made to the Administrative Agent for the account of such L/C Issuer in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in
         Section 2.06 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including any Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, or which has not been Cash Collateralized, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

                  (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

                  (v) (A) Each Lender's obligation to make Loans to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; or any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Notice of Borrowing); and

                           (B) Each Lender's obligation to make L/C Advances to
                  reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (I) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (II) the occurrence or continuance of a Default, or (III) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer through the Administrative Agent for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d) Repayment of Participations.

                  (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section
         11.02 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided, however, that the Borrower shall not be obligated to reimburse an L/C Issuer under this subsection (e) if the L/C Issuer determines there is a discrepancy in the documents presented for a drawing under the Letter of Credit and the L/C Issuer pays under such Letter of Credit in spite of such discrepancy without the Borrower's approval.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will notify the applicable L/C Issuer in writing or by telephone within one Business Day of receipt of the Letter of Credit document or amendment. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document other than any sight draft, certificates and documents expressly required by the Letter of Credit. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or
(iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of an L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e). In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, (A) any Letter of Credit for any reason remains outstanding and partially or wholly undrawn or (B) any amount remains available to be drawn under any Letter of Credit by reason of the operation of Section 3.14 of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance), the Borrower shall immediately Cash Collateralize the then aggregate amount of all L/C Obligations (in an amount equal to such aggregate amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America, with the interest for the Borrower's account.

         (h) Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

         (i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

         (j) Indemnification of L/C Issuers.

                  (i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the L/C Issuers harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that any L/C Issuer may incur or be subject to as a direct or indirect result of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

            (ii) As between the Borrower and the L/C Issuers, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. In the absence of gross negligence or willful misconduct, no L/C Issuer shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) errors in interpretation of technical terms; (E) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (F) any consequences arising from causes beyond the control of an L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the L/C Issuers' rights or powers hereunder.

            (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such L/ C Issuer under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the L/C Issuers against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. No L/C Issuer shall, in any way, be liable for any failure by such L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such L/C Issuer.

            (iv) Nothing in this subsection (j) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.04. The obligations of the Borrower under this subsection (j) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the L/C Issuers to enforce any right, power or benefit under this Credit Agreement.

      (k) Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

      2.05  CONTINUATIONS AND CONVERSIONS.

      Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate

Loans. By no later than 10:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.05, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.02, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (iii) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period (and assuming the Borrower has not delivered a notice of prepayment pursuant to Section 3.02(a)) shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

      2.06  MINIMUM AMOUNTS.

      Each request for a Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this
Section 2.06, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

      2.07  NOTES.

      If requested by a Lender, the Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.07.

      2.08  REDUCTION OF COMMITTED AMOUNT.

      The Borrower shall have the right, upon notice to the Administrative Agent, to permanently terminate or reduce the aggregate unused amount of the Committed Amount at any time and from time to time; provided that (a) such notice must be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (c) no reduction shall be made which would reduce the Committed Amount to an amount less than the sum of the outstanding Loans plus outstanding L/C Obligations. Any reduction in (or termination of) the Committed Amount shall be permanent and may not be reinstated. If after giving effect to any reduction of the Committed Amount, the Letter of Credit Sublimit exceeds the Committed Amount, such sublimit shall be automatically reduced by the amount of such excess.

                                   ARTICLE III

                                    PAYMENTS

      3.01  INTEREST.

      (a)   Interest Rate.

            (i)  All Base Rate Loans shall accrue interest at the Base Rate.

            (ii) Each Eurodollar Loan shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

      (b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to the Default Rate.

      (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

      3.02  PREPAYMENTS.

      (a) Voluntary Prepayments. The Borrower shall have the right, upon notice to the Administrative Agent, to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days' prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans, (ii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 and (iii) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 or, in the case of clauses (ii) and (iii), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.02(a) shall be applied as the Borrower may elect based on the Lenders' Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.08, in such manner as it deems reasonably appropriate.

      (b) Mandatory Prepayments. If at any time the aggregate principal amount of Loans outstanding plus the aggregate amount of L/C Obligations outstanding exceeds the Committed Amount, the Borrower shall immediately make a principal payment to the Administrative Agent in a manner and in an amount to be in compliance with Sections 2.01 and as directed by the Administrative Agent.

      (c) Application of Prepayments. All prepayments pursuant to Section 3.02 shall be

(i) unless otherwise directed by the Borrower pursuant to Section 3.02(a), applied first to Base Rate Loans and second to Eurodollar Loans in direct order of Interest Period maturities, (ii) subject to Section 4.05 and (iii) accompanied by the interest on the principal amount prepaid through the date of prepayment.

      3.03  PAYMENT IN FULL AT MATURITY.

      On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, including, without limitation, all Borrower Obligations shall be due and payable in full, unless accelerated sooner pursuant to Section 9.02; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

      3.04  FEES.

            (a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share of the Committed Amount, a per annum fee equal to the Applicable Percentage for Commitment Fees for each day during the period of determination multiplied by the Unused Commitment for each such day (the "Commitment Fees"). The Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Committed Amount is reduced) for the fiscal quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

            (b) Utilization Fees. If on any day the aggregate amount of outstanding Loans plus the outstanding L/C Obligations exceeds an amount equal to thirty-three percent (33%) of the Committed Amount, the Borrower shall pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share of the Committed Amount, a per annum fee equal to the Applicable Percentage for Utilization Fees for each day during the period of determination multiplied by the Utilized Committed Amount for each such day (the "Utilization Fees"). The Utilization Fees shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Commitment Amount is reduced) for the fiscal quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

            (c) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage for Letters of Credit times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (the "Letter of Credit Fees"). Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. The Letter of Credit Fees shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Letter of Credit

      Expiration Date), beginning with the first such date to occur after the issuance of such Letter of Credit. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

            (d) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in an amount equal to 0.125% on the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Fronting Fees shall be computed on a quarterly basis in arrears and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Letter of Credit Expiration
      Date), beginning with the first such date to occur after the issuance of such Letter of Credit. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

            (e) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the "Administrative Fees") in the Fee Letter.

      3.05  PAYMENTS GENERALLY.

      (a) No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

      (b) Payment Dates. Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

      (c) Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Dollars and in immediately available funds, then:

            (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

            (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

      (d) Several Obligations. The obligations of the Lenders hereunder to make Loans and to fund or purchase Participation Interests are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund its Participation Interest.

      (e) Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      3.06  COMPUTATIONS OF INTEREST AND FEES.

      (a) Calculation of Interest. Except for Base Rate Loans on which interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the Closing Date or from the first date of Borrowing (or from any continuation or conversion thereof) to but excluding the last day occurring in the period for which such interest is payable.

      (b) Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of the Borrower Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable law.

      3.07  EVIDENCE OF DEBT.

      The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. In addition to the foregoing accounts and records, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

      3.08  PRO RATA TREATMENT.

      Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than Administrative Fees paid to the Administrative Agent and letter of credit fees paid to an L/C Issuer for its own account), each conversion or continuation of any Loans and each reduction in the Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Loan or purchase or fund its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.08 shall instead be payable to the Administrative Agent until the share of such Loan or such Participation Interest not purchased or funded by such Lender has been purchased or funded unless such Lender's obligations are the subject of a good faith dispute. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two Business Days after such request and thereafter the Base Rate.

      3.09  SHARING OF PAYMENTS.

      The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, any L/C Obligation or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, L/C Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, L/C Obligation or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender or the Administrative Agent an amount payable by such Lender or the Administrative Agent to such other Lender or the Administrative Agent pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.09 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.09 to share in the benefits of any recovery on such secured claim.

                                   ARTICLE IV

                    TAXES, YIELD PROTECTION AND ILLEGALITY

      4.01  TAXES.

      (a) Any and all payments by the Borrower to or for the account of the Lenders under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the law of which a Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to a Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) the

Borrower shall make commercially reasonable efforts to obtain a governmental receipt within the time frame customary for the relevant taxing authority, and shall furnish to such Lender the original or a certified copy of such receipt within 30 days of receiving such receipt.

      (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

      (c) The Borrower agrees to indemnify each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by each Lender,
(ii) amounts payable under Section 4.01(a) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date a Lender makes a demand therefor.

      (d) Each payment hereunder or under any other Credit Document by or on behalf of the Borrower shall be made by a payor that is a United States person. For purposes of this subsection (d), the term "United States person" shall have the meanings specified in Section 7701 of the Code.

      (e) Foreign Lenders. Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement), as appropriate, or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Credit Agreement, the assignor Lender was entitled to payments under
Section 4.01(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee Lender on such date. If such Lender fails to deliver the above forms or other evidence, then the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this
Section 4.01(f), and costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent. For any period with respect to which a Lender has failed to provide the Borrower with the above forms or other evidence (other than if such failure is due to a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection
(a) or (c) of this Section 4.01 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes. The obligations of the Lenders under this Section 4.01(f) shall survive the payment of all Borrower Obligations and the resignation or replacement of the Administrative Agent.

      (f) Reimbursement. In the event that an additional payment is made under this Section 4.01 for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

      4.02  ILLEGALITY.

       If a Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender, prepay or, if applicable, convert all applicable Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

      4.03  INABILITY TO DETERMINE EURODOLLAR RATE.

       If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Loan in the amount specified therein.

      4.04  INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

      (a) If a Lender determines that as a result of the introduction of or any change in or in the interpretation of any Requirement of Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender and upon presentment of written documentation (in the form of a detailed calculation and explanation), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction, provided such increased cost or reduction is related solely to Borrowings under this Credit Agreement.

      (b) If a Lender determines that the introduction of any law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

      4.05  FUNDING LOSSES.

       Upon demand of any Lender from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

             (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

             (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to borrow, continue, convert or prepay any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss, cost or expense (other than loss of the Applicable Percentage) arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to a Lender under this Section 4.05, such Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

      4.06  REQUESTS FOR COMPENSATION.

       A certificate of a Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods.

      4.07  SURVIVAL.

       All of the Borrower's obligations under this Article IV shall survive termination of the Commitments and repayment of all other Borrower Obligations hereunder.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

      5.01  CLOSING CONDITIONS.

      The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans to the Borrower or the L/C Issuers to issue the initial Letters of Credit on the Closing Date, if any, is subject to satisfaction (or waiver) of the following conditions:

            (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of this Credit Agreement, the Notes in favor of each Lender requesting a Note, and all other Credit Documents, each in form and substance acceptable to the Lenders.

            (b) Corporate Documents. Receipt by the Administrative Agent of the following:

                  (i) Charter Documents. Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

                  (ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

                  (iii) Resolutions. Copies of resolutions of the Board of
            Directors of the Borrower approving the transactions contemplated by this Credit Agreement and authorizing certain officers of the Borrower to negotiate, execute and deliver the Credit Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.

                  (iv) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

                  (v) Good Standing. Copies of certificates of good standing, existence or
            their equivalent with respect to the Borrower, certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

            (c) Opinions of Counsel. Receipt by the Administrative Agent of such opinions from legal counsel to the Borrower, addressed to the Lenders, dated as of the Closing Date, and covering matters that customarily are addressed in connection with the transactions contemplated by this Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

            (d) Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for fiscal years 2001 and 2002, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2003, together with the related consolidated statement of income for such fiscal quarter and a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request.

            (e) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Administrative Agent or any Lender.

            (f) Litigation. There shall be no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which have not been disclosed in the Borrower's reports filed with the SEC and which would have or would reasonably be expected to have a Material Adverse Effect.

            (g) Material Adverse Effect. No event or condition shall have occurred since March 31, 2003 that would have or would reasonably be expected to have a Material Adverse Effect.

            (h) Officer's Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Financial Officer as of the Closing Date stating that (i) the Borrower is in compliance in all material respects with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to such Financial Officer's knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would reasonably be expected to have a Material Adverse Effect, (iii) the financial statements and information delivered to the Lenders on or before the Closing Date were prepared in good faith and in accordance with GAAP except that the quarterly financial statements are unaudited and are subject to year-end adjustments, and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the date made, (C) the Borrower is Solvent and (D) as of the fiscal quarter ended March 31, 2003, the Borrower is in compliance with the financial covenant set forth in
      Section 7.02, as demonstrated by the calculations set forth on a Schedule attached thereto.

            (i) Existing Credit Agreements. The Existing Credit Agreements shall have been terminated or will be terminated on the Closing Date and all amounts owing thereunder shall have been paid in full.

            (j) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

      5.02  CONDITIONS TO LOANS.

      The Lenders shall not be obligated to make a Loan and no L/C Issuer shall be obligated to issue a Letter of Credit unless:

            (a) Notice of Borrowing. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing or Letter of Credit Application in conformance with all the terms and conditions of this Credit Agreement.

            (b) Representations and Warranties. The representations and warranties made by the Borrower in this Credit Agreement and all other Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of such Loan or the issuance of such Letter of Credit.

            (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect to such Loan or Letter of Credit.

            (d) Availability. Immediately after giving effect to the making of such Loan or the issuance of such Letter of Credit, the aggregate amount of Loans outstanding plus L/C Obligations outstanding shall not exceed the Committed Amount.

      The delivery of each Notice of Borrowing and each Letter of Credit Application shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

      The Borrower hereby represents and warrants to the Lenders that:

      6.01  ORGANIZATION AND GOOD STANDING.

      The Borrower (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

      6.02  DUE AUTHORIZATION.

      The Borrower (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Credit Agreement and the other Credit Documents.

      6.03  NO CONFLICTS.

      Neither the execution and delivery of this Credit Agreement and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any Requirement of Law or any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties, other than the Liens contemplated hereby.

      6.04  CONSENTS.

      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made.

      6.05  ENFORCEABLE OBLIGATIONS.

      This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors' rights generally or by general equitable principles.

      6.06  FINANCIAL CONDITION.

      The financial statements delivered to the Lenders pursuant to Section 5.01(d) and pursuant to Sections 7.01(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are unaudited and are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower's financial statements pursuant to Section 7.01 (or as to any prior annual financial statements) has been withdrawn.

      6.07  NO MATERIAL ACQUISITION OR DISPOSITION.

      Since March 31, 2003, there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property, and no purchase or other acquisition by the Borrower of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to
Section 5.01(d) or 7.01 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Lenders.

      6.08  NO DEFAULT.

      The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default has had or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

      6.09  LITIGATION.

      There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower which would have or would reasonably be expected to have a Material Adverse Effect.

      6.10  TAXES.

      The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

      6.11  COMPLIANCE WITH LAW.

      The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.

      6.12  ERISA.

      Except as would not result or reasonably be expected to result in a Material Adverse Effect:

            (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Single Employer Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

            (b) The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower's financial statements.

            (c) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of
      Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

            (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the

      Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.01 in accordance with FASB 106.

            (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

      6.13  USE OF PROCEEDS; MARGIN STOCK.

      The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.09. The Borrower is not incurring the indebtedness evidenced by the Notes hereunder for the purpose, directly or indirectly, of purchasing or carrying Margin Stock, except the Borrower may purchase its common stock, if after giving effect to such purchases, such indebtedness would not violate any Requirement of Law. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      6.14  GOVERNMENT REGULATION.

      (a) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

      (b) The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

      6.15  SOLVENCY.

      The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

      6.16  DISCLOSURE.

      Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

      6.17  ENVIRONMENTAL MATTERS.

      Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower (the "Properties") and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the "Businesses") that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

      6.18  TAX SHELTER REGULATIONS.

      The Borrower does not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation
Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. The Borrower acknowledges that one or more of the Lenders or the Administrative Agent may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender, Lenders or Administrative Agent, as applicable, may maintain the lists and other records required by such Treasury Regulation.

      6.19  INSURANCE.

      The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

      6.20  INTELLECTUAL PROPERTY; LICENSES, ETC.

      The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

      The Borrower hereby covenants and agrees that so long as this Credit Agreement or any other Credit Document is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments shall have terminated:

      7.01  INFORMATION COVENANTS.

      The Borrower will furnish, or cause to be furnished, to the Administrative Agent, which in turn shall distribute to the Lenders:

            (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of income and of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. Notwithstanding the above, it is understood and agreed that delivery of the Borrower's applicable Form 10-K shall satisfy the requirements of this Section 7.01(a).

            (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated statement of income for such fiscal quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. Notwithstanding the above, it is understood and agreed that delivery of the Borrower's applicable Form 10-Q shall satisfy the requirements of this Section 7.01(b).

            (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.01(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.02 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

            (d) Reports. Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders. Promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and related transactions as being a "reportable transaction" within the meaning of Treasury Regulation
      Section 1.6011-4, a duly completed copy of IRS Form 8886 or any successor form.

            (e) Notices. Upon the Borrower's obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within five Business Days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) any change in the Debt Rating and (iii) the occurrence of any of the following with respect to the Borrower (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect. The Borrower will immediately give written notice to the Administrative Agent of any change in the fiscal year of the Borrower.

            (f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

            (g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as any Lender may reasonably request.

      7.02  FUNDED INDEBTEDNESS-TO-CAPITALIZATION.

      The Borrower shall at all times maintain a ratio of (a) Funded Indebtedness of the Borrower and its Subsidiaries to (b) Total Capitalization that is less than or equal to .50 to 1.0.

      7.03  PRESERVATION OF EXISTENCE AND FRANCHISES.

      (a) The Borrower will, and will cause its Material Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.

      (b) The Borrower will, and will cause its Subsidiaries to, generally maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

      7.04  BOOKS AND RECORDS.

      The Borrower will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

      7.05  COMPLIANCE WITH LAW.

      (a) The Borrower will, and will cause its Subsidiaries to, comply with all Requirements of Law and all other laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations (including without limitation, Regulation U and Regulation X), and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect or would violate any restrictions on its ability to incur or assume Indebtedness.

      (b) The Borrower will, and will cause its Subsidiaries to, take such action to ensure that all authorizations from and filings with any governmental body, agency or official, as may be reasonably necessary for its performance of this Agreement, the Notes and the other Credit Documents are in full force and effect.

      7.06  PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

      The Borrower will, and will cause its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment would have or would be reasonably expected to have a Material Adverse Effect.

      7.07  INSURANCE.

      The Borrower will, and will cause its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

      7.08  PERFORMANCE OF OBLIGATIONS.

      The Borrower will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

      7.09  USE OF PROCEEDS.

      The proceeds of the Loans may be used solely for working capital and other general corporate purposes.

      7.10  AUDITS/INSPECTIONS.

      Upon reasonable notice and during normal business hours, the Borrower will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower's and its Subsidiaries' property, including its books and records, its accounts receivable and inventory, the Borrower's and its Subsidiaries' facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent and to discuss all such matters with the officers, employees and representatives of the Borrower and its Subsidiaries; provided, that an officer or authorized agent of the Borrower and its Subsidiaries shall be present during any such discussions between the officers, employees or representatives of the Borrower and its Subsidiaries and the representatives of the Administrative Agent, and provided further that any such nonpublic information obtained by any Person during such audit or inspection shall be treated as confidential information in accordance with the disclosure standards set forth in Section 11.15. Any information obtained by the Administrative Agent shall be made available to any Lender upon such Lender's request.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

      The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments shall have terminated:

      8.01  NATURE OF BUSINESS.

      The Borrower will not, nor will it permit its Subsidiaries to, materially alter the character of its business from that conducted as of the Closing Date.

      8.02  CONSOLIDATION AND MERGER.

      The Borrower will not, nor will it permit its Significant Subsidiaries to
(a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower or one of its Significant Subsidiaries so long as (i) the Borrower or a Significant Subsidiary is the surviving entity and (ii) if the transaction is between the Borrower and one of its Significant Subsidiaries, the Borrower is the surviving entity.

      8.03  SALE OR LEASE OF ASSETS.

      Other than (i) sales or dispositions by a Subsidiary to the Borrower or another Subsidiary or (ii) sales in the ordinary course of business, the Borrower, during the term of this Credit Agreement, will not, nor will it permit its Significant Subsidiaries to, in the aggregate, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a net book value in excess of ten percent (10%) of Total Assets, as calculated as of the end of the most recent fiscal quarter.

      8.04  AFFILIATE TRANSACTIONS.

      Other than transactions between wholly-owned Subsidiaries of the Borrower, the Borrower will not, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

      8.05  LIENS.

      The Borrower will not, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),
(c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower or its Subsidiaries in accordance with Section 8.02, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity), (k) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets), (l) any Lien on Margin Stock, (m) other Liens not previously described in the foregoing clauses (a) through (l) to the extent such Liens do not secure Indebtedness exceeding five percent (5%) of Net Worth in the aggregate, and (n) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (m), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets).

      8.06  BURDENSOME AGREEMENTS.

      Neither the Borrower nor any of its Subsidiaries shall enter into any contractual obligation (other than this Credit Agreement or any other Credit Document) that (a) materially limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

      8.07  SUBSIDIARY INDEBTEDNESS.

      The Borrower will not permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, other than:

            (a) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

            (b) Indebtedness owing by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

            (c) purchase money Indebtedness to finance the purchase of fixed assets (including equipment); provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $25,000,000 (less any purchase money Indebtedness incurred by the Borrower) at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

            (d) Indebtedness evidenced by Swap Contract entered into in the ordinary course of business and not for speculative purposes;

            (e) Indebtedness incurred after the Closing Date in connection with the acquisition of a Person or Property as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;

            (f) Indebtedness existing on the Closing Date as set forth on
      Schedule 8.07; and

            (g) other unsecured Indebtedness in an amount not to exceed five percent (5%) of Net Worth , in the aggregate, at any one time outstanding.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

9.01 EVENTS OF DEFAULT.

      An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

            (a) Payment. The Borrower shall: (i) subject to subclause (ii) of this clause (a), default in the payment when due of any principal of any of the Loans or any L/C Obligations, (ii) default in the payment when due of any principal of any of the Loans or any L/C Obligations and (A) such default is due to an event the result of which is an impairment of the financial markets that makes it impossible for the Borrower to timely make such payment when due and (B) such default shall continue for three or more Business Days; or (iii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.

            (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

            (c) Covenants. The Borrower shall:


                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.01(e)(i), 7.02, 7.03(a), 7.04, 7.05, 7.09 or Article VIII, inclusive; or

                  (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01 (other than Section 7.01(e)(i)) and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent or any Lender; or

                  (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 9.01) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent or any Lender.

            (d) Credit Documents. Any Credit Document shall fail to be in force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Administrative

      Agent and the Lenders the rights, powers, liens and privileges purported to be created thereby.

            (e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Material Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any such Material Subsidiary in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any such Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any such Material Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any such Material Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any such Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

            (f) Defaults under Other Agreements.

                  (i) The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

                  (ii) With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $50,000,000 in the aggregate (A) the Borrower or any such Subsidiary shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

            (g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $50,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall be final and unappealable or shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment but only so long as no lien attaches during such period.

            (h) ERISA. The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to result in liability of the Borrower in excess of $100,000,000: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA;
      (iii) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or
      (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (i) Change of Control. There shall occur a Change of Control.

            (j) Licenses, Permits, Authorizations. The Borrower or any of its Subsidiaries shall lose or fail to maintain any license, permit or authorization if such loss or failure would have or would reasonably be expected to have a Material Adverse Effect.

      9.02 ACCELERATION; REMEDIES.

      Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lenders or the Required Lenders, as applicable, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

            (a) Termination of Commitments. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

            (b) Acceleration of Loans. Declare the unpaid amount of all Borrower Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

            (c) Cash Collateral. Direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately Cash Collateralize) L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the then outstanding principal amount of L/C Obligations.

            (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(e) shall occur, then the Commitments and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate and all Loans, all L/C Obligations, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law.

      9.03 ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT.

      Notwithstanding any other provisions of this Credit Agreement, after the occurrence of an Event of Default and the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 9.02 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees) of the Administrative Agent or any of the Lenders in connection with enforcing its rights under the Credit Documents ratably among them in proportion to the amounts described in this clause "FIRST" payable to them;

            SECOND, to payment of any fees owed to the Administrative Agent or any of the Lenders ratably among them in proportion to the amounts described in this clause "SECOND" payable to them;

            THIRD, to the payment of all accrued interest payable to the Lenders hereunder ratably among them in proportion to the amounts described in this clause "THIRD" payable to them;

            FOURTH, to the payment of the outstanding principal amount of the Loans (including the Cash Collateralization of the outstanding L/C Obligations) ratably among them in proportion to the amounts described in this clause "FOURTH" payable to them;

            FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above ratably among the holders of the Borrower Obligations in proportion to the amounts described in this clause "FIFTH" payable to them; and

            SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Borrower Obligations, if any, in the order set forth above.


                                    ARTICLE X

                                AGENCY PROVISIONS

      10.01 APPOINTMENT AND AUTHORIZATION OF THE ADMINISTRATIVE AGENT.


      (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit

Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      (b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article X and in the definition of "Agent-Related Person" included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.

      10.02 DELEGATION OF DUTIES.

      The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

      10.03 LIABILITY OF AGENTS.

      No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of the Borrower or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

      10.04 RELIANCE BY ADMINISTRATIVE AGENT.

      (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

      (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

      10.05 NOTICE OF DEFAULT.

      The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with
Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      10.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY THE
ADMINISTRATIVE AGENT.

      Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Requirement of Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

      10.07 INDEMNIFICATION OF THE ADMINISTRATIVE AGENT.

      Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), on a pro rata basis, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Borrower Obligations and the resignation of the Administrative Agent.

      10.08 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

      Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that Bank of America shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

      10.09 SUCCESSOR AGENT.

      The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided, that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the retiring Administrative Agent, the retiring Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer, and the terms "Administrative Agent" and "L/C Issuer" shall mean such successor administrative agent and L/C Issuer and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of the resigning Administrative Agent and the retiring L/C Issuer's rights, powers and duties as such shall be terminated without any other or further act of deed on the part of such retiring L/C Issuer or any other Lender other then the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit issued by such retiring L/C Issuer, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After the Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article X and Section 11.05 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the

Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.


      10.10 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

      In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.04 and 11.05) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.04 and 11.05).

      Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

      10.11 OTHER AGENTS, ARRANGERS AND MANAGERS.

      None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a "syndication agent," "documentation agent," "managing agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.


                                   ARTICLE XI

                                  MISCELLANEOUS

      11.01 NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

      (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on
Schedule 11.01; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 11.01, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered on a Business Day (and if not delivered on a Business Day, then the next succeeding Business Day); provided, however, that notices and other communications to the Administrative Agent and the L/C Issuers pursuant to
Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

      (b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

      (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose, including Article II notices.

      (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if
(i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or
(ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender, their Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except that the Borrower shall not be obligated to indemnify any Person under the provisions of this subsection (d) where such losses, costs, expenses and liabilities are the result of such Person's willful misconduct or gross negligence. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and the Borrower hereby consents to such recording.

      11.02 RIGHT OF SET-OFF.

      In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.02, each Lender, to the extent permitted by law, is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by each Lender (including, without limitation branches, agencies or affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 3.09 or 11.03(e) may exercise all rights of set-off with respect to its Participation Interest as fully as if such Person were a Lender hereunder.

      11.03 BENEFIT OF AGREEMENT.

      (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned,
(iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, and 11.05(b) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

      (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office located in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.06 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 3.09 as though it were a Lender.

      (e) A Participant shall not be entitled to receive any greater payment under Section 4.01, 4.04 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(f) as though it were a Lender.

      (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Sections 4.01, 4.04 and 4.05), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and
(C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

      (h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.03,
(i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

      11.04 NO WAIVER; REMEDIES CUMULATIVE.

      No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power (including, without limitation, any power of attorney) or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower, the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

      11.05 ATTORNEY COSTS, EXPENSES, TAXES AND INDEMNIFICATION BY BORROWER.

      (a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arranger and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arranger or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to Section 11.05(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arranger), all amounts due under this
Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

      (b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous substances on or from any property currently or formerly owned or operated by the Borrower, any of its Subsidiaries, or any environmental claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Neither the Borrower nor any Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section
11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.

      11.06 AMENDMENTS, WAIVERS AND CONSENTS.

      Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby:

         (a) extend the Maturity Date;

         (b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on the Loans or fees hereunder;

         (c) reduce or waive the principal amount of any Loan or extend the time of payment thereof;

         (d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

         (e) release the Borrower from its obligations or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents;

         (f) amend, modify or waive any provision of this Section 11.06 or Sections 3.08, 3.09, 9.01(a), 11.02, 11.03 or 11.05; or

         (g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

      Notwithstanding the above, (i) no provision of Section 3.04(e) may be amended or modified without the consent of the Administrative Agent, (ii) no provision of Sections 2.04, 3.04(c) or 3.04(d) may be amended or modified without the consent of the then L/C Issuers and (iii) no provision of this Credit Agreement or any other Credit Document that addresses the rights or obligations of the Administrative Agent (including, without limitation, Section
10) may be amended or modified without prior written consent of the Administrative Agent.

      Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of this Section 11.06, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

      Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Borrower Obligations, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

      11.07 COUNTERPARTS.

      This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

      11.08 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES.

      (a) Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and the other Borrower Obligations and the termination of the Commitments hereunder.

      (b) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the

Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loans, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

      11.09 GOVERNING LAW; VENUE.

      (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States District Court sitting in New York City, New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.01, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

      (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      11.10 WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES.

      EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Credit Agreement agrees not to assert any claim against any other party to this Credit Agreement, any of such party's Affiliates or any of its directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

      11.11 SEVERABILITY.

      If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      11.12 FURTHER ASSURANCES.

      The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

      11.13 ENTIRETY.

      This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

      11.14 BINDING EFFECT; CONTINUING AGREEMENT.

      (a) This Credit Agreement shall become effective at such time as all of the conditions set forth in Section 5.01 have been satisfied or waived in the sole discretion of the Lenders and it shall have been executed by the Borrower, the Administrative Agent and the Lenders, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and assigns.

      (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, L/C Obligations, interest, fees and other Borrower Obligations have been paid in full and the Commitments and Letters of Credit have terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Lenders, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent and any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

      11.15 CONFIDENTIALITY.

      Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) only to the extent necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or
(ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Loans. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

      11.16 ENTIRE AGREEMENT.

      THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES

                  [Remainder of Page Intentionally Left Blank]

      Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                             BAKER HUGHES INCORPORATED,
                                      a Delaware corporation,


                                      By:
                                               ---------------------------------
                                      Name:
                                               ---------------------------------
                                      Title:
                                               ---------------------------------

ADMINISTRATIVE AGENT:             BANK OF AMERICA, N.A., as Administrative Agent



                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------

LENDERS:                          BANK OF AMERICA, N.A.


                                  By:
                                           -------------------------------------
                                  Name:
                                           -------------------------------------
                                  Title:
                                           -------------------------------------








                                  [OTHER LENDERS]

                                  By:
                                           -------------------------------------
                                  Name:
                                           -------------------------------------
                                  Title:
                                           -------------------------------------